M3Sixty Funds Trust POS EX

Exhibit 99.6(b)

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement (the “Agreement”) is made and entered into as of this 31st day of January, 2018, by and between Cognios Capital, LLC, a Kansas limited liability company (the “Adviser”), and M3Sixty Funds Trust, a Delaware statutory trust (the “Trust”), regarding the Fund listed in Appendix A (the “Fund”).

WHEREAS, the Trust is registered as an open-end, management investment company under the

Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved this Agreement, and the Adviser is willing to furnish certain investment advisory services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.       Appointment of the Adviser. The Trust desires to employ the Fund’s capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Agreement and Declaration of Trust dated May 29, 2015, as amended (the “Declaration of Trust”), its Bylaws, and in such Fund’s Prospectus and the Statement of Additional Information as from time to time in effect (the “Prospectus”), and in the manner and to the extent as may from time to time be approved by the Board. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Fund. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation set forth below. Additional funds may from time to time be added to those covered by this Agreement by the parties executing a new Appendix A, which shall become effective upon its execution and shall supersede any Appendix A having an earlier date.

2.       Delivery of Fund Documents. The Trust has furnished the Adviser with copies, properly certified or authenticated, of each of the following:

a.	Declaration of Trust;

b.	Bylaws;

c.	Resolutions of the Board of Trustees of the Trust selecting the Adviser as investment adviser to the Fund and approving the form of this Agreement; and

d.	the Trust’s Form N-1A Registration Statement.

The Trust will furnish the Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

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3.       Services Provided by the Adviser. Subject to the supervision and direction of the Board, the Adviser will, either directly or by employing suitable sub-advisers (each, a “Sub-Adviser”):

(a) act in strict conformity with the Trust’s Agreement and Declaration of Trust, the Trust’s Bylaws, the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (b) manage the Fund and furnish a continual investment program for the Fund in accordance with such Fund’s investment objective and policies as described in the Fund’s Prospectus; (c) make investment decisions for the Fund; (d) provide the Fund with investment research and statistical data, advice and supervision, data processing and clerical services; (e) provide the Trust with access to certain office facilities, which may be the Adviser’s own offices; (f) determine what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund, and allocate assets of the Fund to separate sub-accounts of the approved Sub-Advisers, and determine what portion of the Fund’s assets shall be held uninvested; (g) review asset allocations and investment policies with the Board every quarter; and (h) advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board and its committees with respect to the foregoing matters and the conduct of the business of the Fund. In addition, the Adviser will furnish the Trust with whatever statistical information the Trust may reasonably request with respect to the securities that the Fund may hold or contemplate purchasing. The appointment of Sub-Advisors shall be subject to approval by the Board and, to the extent required by the 1940 Act or any other law or regulation, approval of the shareholders of the Fund.

The Adviser will keep the Trust informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Trust from time to time with whatever information the Adviser believes is appropriate for this purpose.

4.       Allocation of Charges and Expenses. The Adviser will pay all expenses incurred in performing its investment advisory services under this Agreement, including compensation of and office space for officers and employees of the Adviser connected with management of the Fund. The Adviser will not be required to pay any investment advisory related expenses of the Fund other than those specifically allocated to the Adviser in this paragraph. In particular, but without limiting the generality of the foregoing, the Fund will be required to pay brokerage and other expenses of executing Fund transactions; taxes or governmental fees; interest charges and other costs of borrowing funds; litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business.

5.       Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, accrued daily at the rate of 1/365th (or 1/366th in any year in which the month of February has 29 days) of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 1.50% (150 basis points) of the Fund’s daily net assets during the month.

6.       Services to other Accounts. The Trust understands that the Adviser acts as investment adviser to other managed accounts, and the Trust has no objection to the Adviser so acting, provided that whenever the Fund and one or more other accounts advised by the Adviser are prepared to purchase or sell the same security, available investments or opportunities for sales will be allocated in accordance with the written policies of the Adviser and in a manner believed by the Adviser to be equitable to each entity under the specific circumstances. The Trust recognizes that in some cases this procedure may affect adversely the price paid or received by the Fund or the size of the position purchased or sold by the Fund. In addition, the Trust understands that the persons employed by the Adviser to provide service to the Fund in connection with the performance of the Adviser’s duties under this Agreement will not devote their full time to that service. Moreover, nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser or any “affiliated person” of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature to other persons or entities, including serving as investment adviser to, or employee, officer, director or trustee of, other investment companies.

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7.       Brokerage and Avoidance of Conflicts of Interest. In connection with purchases or sales of securities for the account of the Fund, neither the Adviser nor any of its trustees, officers or employees will act as a principal or agent or receive any commission with respect to such purchases or sales. The Adviser or its agents shall arrange for the placing of all orders for the purchase and sale of securities for the Fund’s account with brokers or dealers selected by the Adviser. In the selection of such brokers or dealers and the placing of such orders, the Adviser will use its best efforts to seek for the Fund the most favorable execution and net price available and will consider all factors the Adviser deems relevant in making such decisions including, but not limited to, price (including any applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm involved, the firm’s risk in positioning a block of securities, and other services provided by the broker-dealers. A broker’s or dealer’s sale or promotion of Fund shares shall not be a factor considered by the Adviser or its personnel responsible for selecting brokers or dealers to effect securities transactions on behalf of the Fund, nor shall the Adviser enter into any agreement or understanding under which it will direct brokerage transactions or revenue generated by those transactions to brokers or dealers to pay for distribution of Fund shares.

The parties agree that it is in the interests of the Fund that the Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to such Fund than may result when brokerage is allocated to other brokers on the basis of the best price and execution, provided that the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by the broker utilized by the Adviser, viewed in terms of either the specific transaction or the Adviser’s overall responsibility to the accounts for which the Adviser exercises investment discretion and provided further that the commission is reasonable in relation to the benefits received by such accounts. The Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board from time to time. In selecting brokers or dealers to execute a particular transaction and in evaluating the best price and execution available, the Adviser may consider the brokerage and research services (as such terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to the Fund and/or other accounts over which the Adviser exercises investment discretion.

8.       Management Authority. Subject always to the terms of this Agreement, the Adviser shall have full power and discretionary authority for the Fund and in the name of the Trust as its agent to:

a.	Open and close accounts, including prime brokerage accounts, and select and place orders with reputable banks, members of a national securities exchange, brokers and dealers, and others selected by the Adviser in accordance with the provisions of Section 7 to purchase, sell, and otherwise trade in or deal with any Investment or other asset;

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b.	Instruct the custodian to deliver investments or other assets sold, exchanged, or otherwise disposed of for the Fund and to pay cash for investments or other assets delivered to the custodian upon the acquisition of such investments or other assets, or otherwise to instruct the custodian to deliver investments or other assets in connection with any investment transaction for the Fund;

c.

Invest and reinvest all or any part of the Fund including by effecting or instructing the custodian to effect the exercise of any option, privilege, or right, or the tender, exchange, conversion, or other transactions with respect to any investment or asset held in the Fund;

d.	Vote proxies received with respect to investments held in the Fund in accordance with Section 10 of this Agreement;

e.	Give its instructions to the custodian through any means that has been agreed to by the custodian;

f.	Consult with legal counsel concerning any question which may arise with reference to its duties under this Agreement; and

g.

Generally to perform any other act necessary to enable the Adviser to carry out its obligations under this Agreement, provided that in no event shall the Adviser have any authority to take or maintain possession of cash, investments, or any other assets of the Trust or to issue instructions to the custodian to deliver or pay the Adviser any cash, investments, or other assets in payment of fees or otherwise.

9.       Standard of Care; Limitation of Liability. The Adviser will exercise its best judgment in rendering the services described herein. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement, or a loss resulting from a breach of fiduciary duty by the Adviser with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and amount set forth in Section 36(b)(3) of the 1940 Act).

10.      Proxy Voting and Other Corporate Matters. The Adviser will take any and all action and provide any and all advice with respect to the voting of securities held by the Fund in accordance with the Fund’s Proxy Voting Policies and Procedures, as amended and revised from time to time. The Adviser agrees to provide the Fund in a timely manner with a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required by Rule 30b1-4 under the 1940 Act. With the Fund’s approval, the Adviser shall also have the authority to: (i) identify, evaluate and pursue legal claims, including commencing or defending suits, affecting the securities held at any time in the Fund, including claims in bankruptcy, class action securities litigation and other litigation; (ii) participate in such litigation or related proceedings with respect to such securities as the Adviser deems appropriate to preserve or enhance the value of the Fund, including filing proofs of claim and related documents and serving as “lead plaintiff” in class action lawsuits; (iii) exercise generally any of the powers of an owner with respect to the supervision and management of such rights or claims, including the settlement, compromise or submission to arbitration of any claims, the exercise of which the Adviser deems to be in the best interest of the Fund or required by applicable law, including ERISA, and (iv) employ suitable agents, including legal counsel, and to arrange for the payment of their reasonable fees, expenses and related costs from the Fund.

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11.         Information and Reports. The Adviser shall keep the Fund informed of developments relating to its duties as Adviser of which the Adviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Adviser shall provide the Fund and its respective officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Fund may from time to time reasonably request.

(a)          Prior to each regular meeting of the Board of the Fund, the Adviser shall provide the Board with reports regarding the Adviser’s management of the Fund during the most recently completed quarter, which reports shall include: (i) Adviser’s representation that its performance of its investment management duties hereunder is in compliance with the Fund’s investment objectives and practices, the 1940 Act and applicable rules and regulations under the 1940 Act, and the diversification requirements of Subchapter M under the Internal Revenue Code of 1986, as amended (the “Code”); (ii) a summary of the Fund’s status with respect to the “good income” requirements of Subchapter M of the Code , and which (iii) otherwise shall be in such form as may be mutually agreed upon by the Adviser and the Fund.

(b)          Each of the Adviser and the Fund shall provide the other party with a list, to the best of the Adviser’s or the Fund’s respective knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of the Adviser or the Fund, as the case may be, and each of the Adviser and Fund agrees promptly to update such list whenever the Adviser or the Fund becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

(c)          The Adviser shall also provide the Fund with any information reasonably requested by the Fund regarding the Adviser’s management of the Fund assets required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Fund with the SEC.

12.          Assignment. This Agreement shall terminate automatically in the event of its assignment, as that term is defined in Section 2(a)(4) of the 1940 Act. The Adviser shall notify the Fund in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Fund to consider whether an assignment as defined in Section 2(a)(4) of the 1940 Act will occur, and to take the steps necessary to enter into a new contract with the Adviser.

13.          Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants and agrees that:

(a)       It is registered as an “investment adviser” under the Advisers Act.

(b)       It will maintain, keep current and preserve on behalf of the Fund all books and records (i) required pursuant to Rule 31a-1(b)(1), (2)(ii), (2)(iii), (3), (5) – (10), (12) and any records reasonably related thereto, or (ii) required in connection with such recordkeeping responsibilities as may be delegated by the Fund to the Adviser from time to time. The Adviser agrees that such records are the property of the Fund, and shall be surrendered to the Fund promptly upon request. The Fund acknowledges that Adviser may retain copies of all records required to meet the record retention requirements imposed by law and regulation.

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(c)       It shall maintain a written code of ethics (the “Code of Ethics”) complying with the requirements of Rule 204A-1 under the Advisers Act and Rule 17j-l under the 1940 Act and shall provide the Fund with a copy of the Code of Ethics and evidence of its adoption. It shall institute procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of the Adviser shall certify to the Fund that the Adviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of its Code of Ethics, or of Rule 17j-1(b), and that no persons covered under its Code of Ethics have divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if a violation of the code of ethics of the Fund or a violation of the code of ethics of the Adviser has occurred , that appropriate action was taken in response to such violation. Annually, the Adviser shall furnish to the Fund a written report which complies with the requirements of Rule 17j-1 concerning the Adviser’s Code of Ethics. The Adviser shall permit the Fund to examine the reports required to be made by the Adviser under Rules 204A-1(b) and 17j-l(d)(1) and this subparagraph.

(d)       It has adopted and implemented, and throughout the term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by the Adviser and its supervised persons, and, to the extent the activities of the Adviser in respect of the Fund could affect the Fund, by the Fund, of “federal securities laws” (as defined in Rule 38a-1 under the 1940 Act), and that the Adviser has provided the Fund with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by the Fund. The Adviser agrees to cooperate with periodic reviews by the Fund’s compliance personnel of the Adviser’s policies and procedures, their operation and implementation and other compliance matters and to provide to the Fund from time to time such additional information and certifications in respect of the Adviser’s policies and procedures, compliance by the Adviser with federal securities laws and related matters as the Fund’s compliance personnel may reasonably request. The Adviser agrees to promptly notify the Fund of any compliance violations which affect the Fund’s assets.

(e)       The Adviser will immediately notify the Fund of the occurrence of any event which would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise. The Adviser will also immediately notify the Fund if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund.

14.         Certifications. The Adviser hereby warrants and represents that it will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to the Adviser’s duties and responsibilities under this Agreement.

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15.       Duration and Termination of this Agreement. This Agreement shall remain in force for an initial term of two years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the members of the Board who are not interested persons of the Adviser, cast in person at a meeting called for the purpose of voting on such approval and by a vote of a majority of the Board or of a majority of the outstanding voting securities of the Trust. The requirement that continuance of this Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days written notice, be terminated at any time without the payment of any penalty, by the Board, or by vote of a majority of the outstanding voting securities of the Fund (in a manner consistent with the 1940 Act and the rules and regulations thereunder), individually, or by the Adviser. This Agreement will immediately terminate upon its assignment as that term is defined in Section 2(a) of the 1940 Act.

16.       Amendment of this Agreement. A provision of this Agreement may be amended, changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, change, waiver, discharge or termination is sought. An amendment to this Agreement shall not be effective until approved by the Board, including a majority of the directors who are not interested persons of the Adviser or of the Trust. To the extent legal counsel to the Trust concludes that shareholder approval of a particular amendment to this Agreement is required under the 1940 Act, such amendment will not be effective until the required shareholder approval has been obtained.

17.       Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Cognios Capital, LLC

11250 Tomahawk Creek Parkway

Leawood, KS 66211

Attn: Gary DiCenzo

To the Trust or the Fund at:

M3Sixty Funds Trust

4300 Shawnee Mission Parkway, Suite 100

Fairway, KS 66205

Attn: Secretary

18.       Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and shall be governed by Colorado law in a manner not in conflict with the provisions of the 1940 Act.

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19.       Use of Name. The Trust and the Adviser acknowledge that all rights to the name “M3Sixty Fund Trust” or any variation thereof belong to the Trust. The Trust and the Adviser acknowledge that all rights to the names “Cognios”, “Cognios Market Neutral Large Cap Fund” or any variations thereof belong to the Adviser and that the Trust is being granted a limited license to use “Cognios Market Neutral Large Cap Fund” in the name of the Fund and “Cognios” in the name of any other fund or in the name of any class of shares. In the event that the Adviser ceases to be an adviser to the Trust, the Trust’s right to the use of the names “Cognios” and “Cognios Market Neutral Large Cap Fund” shall automatically cease on the ninetieth day following the termination of this Agreement. Nothing contained herein shall impair or diminish in any respect, the Adviser’s right to use the name “Cognios” and “Cognios Market Neutral Large Cap Fund” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

20.       Miscellaneous. Neither the holders of shares of the Fund nor the officers or trustees of the Trust in their capacities as such shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

21.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

COGNIOS CAPITAL, LLC	M3SIXTY FUNDS TRUST

By:	By:
Name: Gary DiCenzo	Name: Randall K. Linscott
Title: CEO	Title: President

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APPENDIX A

Cognios Market Neutral Large Cap Fund

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